Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-124050) on Form S-8 of First M & F Corporation of our report dated July 7, 2005, with respect to the statements of net assets available for benefits of Merchants and Farmers Bank Profit and Savings Plan as of December 31, 2004 and 2003, the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and the related supplemental schedule, Schedule H, Line 4i - Schedule of Assets (Held at Year End) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of Merchants and Farmers Bank Profit and Savings Plan.

/s/ SHEARER, TAYLOR & CO., P.A.

Ridgeland, Mississippi
July 11, 2005